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                                                                January 12, 2011



Christopher M. Condron
c/o  AXA Equitable Life Insurance Company
1290 Avenue of the Americas
New York, NY 10104

Dear Kip,

Congratulations on your retirement. This letter confirms that, in light of your distinguished service, we have decided to provide you with the following benefits:

   o Complimentary use of an office located at, or near, the executive offices of the company and the services of your assistant (or her successor) for your lifetime, beginning on January 1, 2012.
   o Continued access to a car and driver in each of the calendar years 2011, 2012 and 2013 on the same terms that were available to you during your employment.
   o Ayco financial planning and tax preparation services in each of the calendar years 2011, 2012 and 2013 on the same terms that were available to you during the term of your employment.
   o Continued excess liability coverage in each of the calendar years 2011, 2012 and 2013 on the same terms as were available to you during the term of your employment.
   o A lump sum payment in 2011 of $100,000 which is intended to cover amounts you spent in 2010 for professional services related to a potential post-retirement consulting agreement with the company (as well as taxes related to the payment), but may be used for any purpose.

TAXES
The company will provide you with a full tax gross-up due to any imputed income from the Ayco services and excess liability coverage provided to you. You will be responsible for the payment of taxes on any imputed income resulting from the usage of the office and assistant and the car and driver, except that you will receive a tax gross-up payment for any imputed income related to the office and assistant for calendar year 2012. The tax gross-up payments will be made by January 31 of the calendar year following the calendar year in which the services and coverage are provided.

For purposes of determining the amount of the tax gross-up payment for each applicable year, you will be deemed to pay: (i) federal income taxes on the imputed income from
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the Ayco services and excess liability coverage (together with any taxes on the tax gross-up payment) at the highest applicable marginal rate of federal income tax for the calendar year for which the applicable tax gross-up payment is to be made and (ii) any applicable state and local income taxes on the imputed income from the Ayco services and excess liability coverage (together with any taxes on the tax gross-up payment) at the highest applicable marginal rate of tax for the calendar year for which the tax gross-up payment is to be made. In addition, the tax gross-up payment for each applicable year shall include any FICA taxes imposed on the imputed income from the Ayco services and excess liability coverage (together with any taxes on the tax gross-up payment) for the calendar year for which the tax gross-up payment is to be made.

For purposes of Internal Revenue Code Section 409A, each of the car and driver, Ayco services and excess liability coverage benefits provided to you in each calendar year will be deemed to be a "separate payment." In addition, the right to any of the benefits provided in this letter shall not be subject to liquidation or exchange for another benefit and the amount of the benefits provided to you during any calendar year shall not affect the amount of the benefits provided to you in any other calendar year.

2010 BONUS
You will be eligible to receive a bonus for the year ending December 31, 2010 under the 2010 Senior Officer Short-Term Incentive Compensation Plan in accordance with normal procedures. This bonus will be paid to you no later than February 17, 2011 and, in the unlikely event of your death prior thereto, will be payable to your heirs no later than February 17, 2011.

OTHER BENEFITS
In addition to the above, you will receive the benefits that are due to you upon retirement under the company's benefits plans. For example, you will receive retiree medical coverage and continued life insurance coverage under the AXA Equitable Retiree Health Plan and the AXA Equitable Executive Survivor Benefits Plan in accordance with the terms of those plans as amended from time to time. You will also receive continued full corporate indemnification to the maximum extent permitted under the company's charter and by-laws and applicable law and continued D&O coverage with full post-termination/post-board service tail coverage pursuant to the terms of the applicable D&O policy.

This letter supercedes any prior written or oral agreements with respect to your post-retirement benefits. Please let me know if you have any questions or require further explanation. Please also keep in mind that the company's obligations to provide the use of the office, the services of your assistant, the car and driver, the Ayco services and the excess liability coverage are conditioned on the understanding that you will act in a manner consistent with your employment agreement and the company's best interests and reputation.

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                                                      Sincerely,



                                                      /s/  Henri de Castries
                                                      -------------------------
                                                      Henri de Castries
                                                      Chairman of the Board,
                                                         AXA Financial, Inc.
                                                      Director, AXA Equitable
                                                         Life Insurance Company




ACCEPTED AND AGREED TO:


/s/ Christopher M. Condron
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Christopher M. Condron


January 18, 2011
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